Exhibit 99.1

	September 30,	Convertible Debt Transactions	Warrant Conversion Transaction	Pipe Investment Transaction	Pro Forma December 1,	December 31,
	2025	(A)	(B)	(C)	2025	2024
						(Audited)
ASSETS
Current assets
Cash	472,759		1,500,003	5,520,069	7,492,831	326,115
Accounts receivable, net of allowance for credit losses	2,578,490				2,578,490	1,716,370
Due from related party	284,614				284,614	531,656
Prepaids and other current assets	382,522				382,522	446,826
Total current assets	$3,718,385	—	1,500,003	5,520,069	$10,738,457	$3,020,967

Right-of-use assets, net	315,679				315,679	379,585
Intangible assets, net	9,337,504				9,337,504	10,995,000
Goodwill	4,916,694				4,916,694	4,916,694
Fixed assets, net	418,860				418,860	680,242
Total assets	$18,707,122	—	1,500,003	5,520,069	$25,727,194	$19,992,488

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	11,716,584	(885,871)			10,830,713	9,343,659
Deferred revenue	1,150,093				1,150,093	417,815
Due to related party	51,900				51,900	51,900
Operating lease liabilities	85,575				85,575	72,836
Financing lease liabilities	184,106				184,106	328,833
Factoring payable	122,220				122,220	179,007
Encompass Purchase liability	265,578				265,578	263,918
Equity Line of Credit	42,394				42,394	80,000
Quantum convertible note, related party at fair value	3,828,125	(3,448,125)			380,000	3,248,000
September 2024 Convertible Note, at fair value	2,043,760	(2,043,760)			—	2,094,000
May 2025 Convertible Note	—				—
Loan payable, related party	471,651				471,651	471,651
Line of credit	456,097				456,097	456,097
Notes payable, net of discount	1,944,710	(672,254)			1,272,456	433,983
Common stock issuance obligation	31,227				31,227	69,621
Exchange Note, at fair value	1,028,158	(1,028,158)			—	1,499,000
Total current liabilities	$23,422,178	(8,078,168)	—	—	$15,344,010	$19,010,320

Notes payable, less current portion, net of discount	589,374				589,374	593,941
Operating lease liabilities, less current portion	203,689				203,689	269,338
Deferred revenue, net of current portion	—				—	69,999
Deferred tax liability	67,379				67,379	67,378
Total liabilities	$24,282,620	(8,078,168)	—	—	$16,204,452	$20,010,976

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 6,158 and 6,158 shares issued and outstanding as of December 1, 2025 and 2024, respectively	1				1	1
Common stock, $0.0001 par value; 100,000,000 shares authorized 39,440,816 and 16,297,190 shares issued and outstanding as of December 1, 2025 and 2024, respectively	1,703	1,103	155	984	3,945	1,630
Additional paid-in capital	68,989,139	9,040,732	1,499,848	5,999,016	85,528,735	67,683,754
Accumulated deficit	(74,566,341)	(963,667)		(479,931)	(76,009,939)	(67,703,873)
Total stockholders’ equity (deficit)	$(5,575,498)	8,078,168	1,500,003	5,520,069	$9,522,742	$(18,488)
Total liabilities and stockholders’ equity (deficit)	$18,707,122	—	1,500,003	5,520,069	$25,727,194	$19,992,488

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 1, 2025 are as follows:

A.	Reflects the following loan conversions after the end of the third quarter, September 30, 2025:

●	Between October 16, 2025, and October 21, 2025, the Bridge Investor converted $1,255,299 of the outstanding balance of the Exchange Note (an aggregate of $35,783 in interest and $1,219,516 in principal) into 1,673,733 shares of common stock of the Company.
●	Between October 16, 2025, and October 30, 2025, the Quantum Investor converted the full balance of the Quantum Convertible Note (an aggregate of $1,196,203 in interest and $3,000,000 in principal) into 4,400,000 shares of common stock of the Company.
●	On October 21, 2025, the holder of the March 2025 Convertible Note converted the full balance of the March 2025 Convertible Note (an aggregate of $44,017 in interest and $108,696 in principal) into 320,691 shares of common stock of the Company.
●	Between October 22, 2025, and October 29, 2025, the holder of the September 2024 Convertible Note converted the full balance of the September 2024 Convertible Note (an aggregate of $277,864 in interest, $1,852 of penalties, and $2,494,321 in principal) into 3,698,716 shares of common stock of the Company.
●	On November 19, 2025, the holder of the March 2025 Promissory Note converted the full balance of the March 2025 Promissory Note (an aggregate of $56,323 in interest and $555,555 in principal) into 941,352 shares of common stock of the Company.

B.	Reflects an equity transaction on October 29, 2025, when the Company entered into a warrant exchange agreement with an accredited institutional investor, whereby the investor agreed to exercise approximately 130,000 outstanding warrants issued by the Company in connection with its initial public offering for cash, pursuant to the terms of such warrants, as well as exchange an additional 2,136,000 outstanding warrants issued by the Company in connection with its initial public offering for 2,065,000 shares of common stock of the Company. To date, pursuant to such warrant exchange agreement, the Company has issued to such accredited institutional investor 1,547,568 shares of common stock in exchange for 1,596,435 warrants. The Company agreed that for the ten day period following the date of the warrant exchange agreement, that it would not, subject to certain exemptions, (A) issue common stock or equivalents thereto, (B) effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding common stock or (C) file with the SEC a registration statement under the Securities Act relating to any shares of common stock or equivalents thereto.

C.	Reflects a securities purchase agreement. On November 25, 2025, VSee Health, Inc. (the “Company”) and a single institutional and accredited investor (the “Purchaser”) entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Purchaser an aggregate of 9,836,065 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), or pre-funded warrants exercisable for $0.0001 per share in lieu thereof (“Pre-Funded Warrants”), and accompanying common warrants to purchase up to 19,672,130 shares of Common Stock (the “Warrants”) in a private placement (the “Offering”), for gross proceeds of approximately $6 million, before deducting the placement agent’s fees and other offering expenses. The purchase price per Share (or Pre-Funded Warrant) and the accompanying Warrants was $0.61.